PRESS RELEASE

SMART PEOPLE
SUPERB TECHNOLOGY

ssctech.com

Exhibit 99.1

SS&C Technologies Completes Acquisition of Innovest Systems

Glenn Schmidt named SS&C Innovest General Manager

WINDSOR, CT, May 18, 2020 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), today announced it has completed the acquisition of Innovest Systems, the provider of web-based technology systems for trust accounting, payments and unique asset servicing. The acquisition will enable SS&C to broaden its wealth management technology suite. Glenn Schmidt will continue to lead SS&C Innovest as General Manager.

“We are pleased to welcome Innovest’s blue-chip clients, world-class technology and their talented employees,” said Bill Stone, Chairman and CEO. “Many of our wealth and retirement clients need unique technology and expertise required to service trusts. This investment underscores our commitment to bring value-added technology and building out our wealth management technology offerings.”

Innovest's flagship product InnoTrust offers solutions to support the accounting and reporting needs of trust companies, banks, private banks, retirement plan administrators, and others. The acquisition adds more than 150 full-time employees in New York, Sacramento, California, and Arlington, Texas.

“SS&C and Innovest are leaders and innovators in portfolio management and trust operations, respectively. We are excited about the possibility of integrating their strengths to create a truly unique full-service wealth management platform,” said Bert Barre, Principal, Colonial Trust Company.

“SS&C has a strong track record of investing in innovation that helps wealth managers run their business efficiently and effectively. We are excited to join forces and grow our capacity to deliver the most advanced wealth management solutions,” said Glenn Schmidt.

SMART PEOPLE
SUPERB TECHNOLOGY

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About Innovest Systems

Innovest's forward thinking technology solutions are the choice of many of the largest Trust Companies, Wealth Management firms, Retirement Platforms, and Philanthropic organizations in the industry.

Its scalable and robust cloud-based technology stack is used to support AUA in trust accounting and wealth management, retirement accounts, collective funds, payments and statements & tax forms. Innovest's Managed Services division also provides comprehensive back- and middle-office services to organizations around the country.

Innovest is also the largest provider of fiduciary Unique Asset accounting, management and outsourcing services in the country, covering assets including Oil, Gas, Minerals, Real Estate, Closely-Held Businesses and Farms.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com